Exhibit 4.20


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                             Dated 17 January 2003







                                  TRAVELBAG PLC

                                       and

                                   PETER LlNEY



         ---------------------------------------------------------------

                                SERVICE AGREEMENT
         ---------------------------------------------------------------







Linklaters
One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref NIR

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                                SERVICE AGREEMENT


DATE:    17 January 2003

PARTIES:


(1)      Travelbag plc [                ]  ("the Company") and


(2) Peter Liney of 50a Alma Road, Windsor, Berkshire, SL4 3HA ("the Executive")


1.   Definitions and Interpretation

1.1 In this agreement the following words and expressions shall have the following meanings respectively:


     "Associated Company"             any company 50% or less but more than 20%
                                      of whose equity share capital (as defined in Section 744 of the Companies Act 1985) is owned by the Company (and or any of its subsidiaries or its holding company) and shall include any subsidiary of such Associated Company;


     "the Board"                      the board of Directors of the Company from
                                      time to time or anyone or committee
                                      nominated by the board of directors as its representatives for the purposes of this agreement;


     "Completion"                     means completion as defined in the share
                                      purchase agreement between the Vendors (as defined in the share purchase agreement), Peter Anthony Wade, 3i Group Pic and
                                      Ebookers Pic dated 16th January;



     "Confidential Information"       any trade secret or other information of a
                                      confidential nature in whatever form
                                      contained relating to any business of the Company or any Group Company and including but without limitation (i) lists and details of customers and potential customers of or suppliers and potential suppliers to any of the said business;
                                      (ii) processes or methods used or to be
                                      used in any of those  businesses; (Hi)
                                      goods or services sold or supplied or
                                      proposed to be sold or supplied by any of those businesses including pricing policies and standard terms of business;
                                      (iv) any business method used in any of
                                      those businesses; (v) business development plans and future products ideas of any of those businesses; and (vi) management of accounts of the Company or any company in the Group;

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     "Group"                          the Company, its ultimate holding company
                                      from time to time and the Company's
                                      associates (as defined in section 435 of the Insolvency Act 1986) from time to time;


     "Group Company"                  means a member of the Group and "Group
                                      Companies" will be interpreted
                                      accordingly;


     "Remuneration Committee"         means the Remuneration Committee of
                                      Ebookers Pic from time to time.


     1.2 The headings and marginal headings to the clauses are for convenience only and have no legal effect.

     1.3 Any reference in this agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.


2.   Appointment and Duration

2.1 The terms of this agreement will come into force immediately after Completion.

2.2 The Company appoints the Executive and the Executive agrees to act as Group Managing Director of the division within the Company known as "Travel bag Holdings" or in such other office as the Company may from time to time direct. The Executive agrees and accepts that the Company may during the continuance of his employment hereunder (including during his notice period) at its reasonable discretion vary his powers and/or require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to accept such variations and to perform those duties and undertake those tasks and the Executive agrees that he shall have no claims against the Company in respect of such variations or changes.
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2.3  The Executive shall carry out his duties and exercise his powers jointly with any other executive or appointee appointed by the Board to act jointly with him (and the Board may at any time require the Executive to cease performing or exercising the said or any duties or powers).

2.4 There are no normal working hours for the Executive's employment and the Executive shall work at such times and for such periods as may be necessary to properly fulfil his duties for which no additional payment will be made. The Executive agrees that the performance of his duties pursuant to this agreement may require him to work more than 48 hours per week. The Executive may withdraw his consent to work more than 48 hours a week by giving not less than 3 months' notice to the Board.

2.5 The appointment will be deemed to have commenced on 1 February 1999 and shall continue, subject as hereinafter provided until terminated by the Company giving the Executive or the Executive giving the Company 6 calendar months' notice in writing such notice not to be given before 15 July 2003.

2.6 The Company may at its entire discretion make a payment of his salary in lieu of any notice or part of any unexpired notice otherwise to be given by the Company under sub-clause 2.4 above subject to deduction of such PAVE tax and Class 1 National Insurance contributions as HM Inland Revenue may require.

2.7 For the purpose of determining the Executive's continuous period of employment pursuant to in clause 2.4 above. No employment of the Executive by any previous employer counts as part of the Executive's continuous employment.

2.8 The Executive's employment shall in any event terminate on the last day of the month in which the Executive reaches the age of 65.

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2.9  The Executive warrants that by virtue of entering into this agreement or other agreements or arrangements made or to be made between the Company or any Associated Company and him he will not be in breach of any express or implied term of any contract or of any other obligation binding upon him.

3.   Duties of Executive

3.1  The Executive shall:

          3.1.1 devote the whole of his working time, attention and ability to the duties of his appointment;

          3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

          3.1.3   obey all lawful and reasonable directions of the Board;

          3.1.4 use his best endeavours to promote the interests and protect the reputation of the Company and the Group and not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Company or any Group Company;

          3.1.5   shall carry out his duties in a competent manner; and

          3.1.6   carry out duties on behalf of any Group Company;

          3.1.7 act as an officer of the Company and of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company and carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

3.2  Garden Leave

     Notwithstanding the provisions of clause 3.1 the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and the Company may at any time at the Company's discretion and for any period of time not exceeding the notice period or any unexpired period of the term referred to at clause 2.4 require that the Executive cease the performance of his duties and may also require him:

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3.2.1 to stay away from and not attend any premises of the Company or any Group
      Company; and/or

3.2.2 not to contact or have any communication with any employees, officers, customers or suppliers of the Company or any Group Company; and/or

3.2.3 to resign from the Board and the boards of any Group Company of which he is a director;

      in which case the other provisions of this agreement shall continue to have full force and effect and the Executive's salary and other contractual benefits shall not cease to be payable by reason only of that cessation or exclusion of the Executive (unless and until his employment under this agreement shall be determined under any provision of this agreement). The Executive will not, without the prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during any period imposed by the Company pursuant to clause 3.2. At the end of any such period the Company may at its sole and absolute discretion pay the Executive salary alone in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make).

3.3 The Executive shall at all times keep the Board (and, where appropriate the board of directors of any other Group Company) promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner and will provide such explanations as the Board may require.

3.4 The Executive will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employment by the relevant company or to the interests or reputation of any Group Company.

3.5 The Company may with the Executive's consent (which he will not unreasonably withhold or delay) second him to be employed by any Group Company without prejudice to his rights under this agreement and the provisions of this agreement shall apply mutatis mutandis.

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3.6  The Executive's principal place of work shall be 5 Omega Park, Alton,
     Hampshire GU34 2UP or such other location that is within a 50 mile radius of the principal place of work as may be required by the Company from time to time and he shall undertake any travel as may be necessary for the proper performance of his duties.

3.7 The Executive shall not knowingly at any time make any untrue or misleading statement in relation to the Company or any Group Company.

3.8 The Executive shall at all times comply with the Company's Disciplinary Rules copies of which are available from the Company Secretary. If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairman of the Company for resolution.

4.   Remuneration

4.1 The Executive shall receive during the continuance of his appointment a salary of (pound)214,000 per annum, such salary to accrue on a day-to-day basis and to include any remuneration from any Group Company and to be payable by credit transfer by equal monthly instalments in arrears on or before the last working day of each calendar month. The Remuneration Committee will undertake an annual review of the Executive's salary and the Executive shall be entitled to such increases in salary, if any, as may be determined at such reviews at the sole discretion of the Remuneration Committee.

4.2 For the purposes of the Employment Rights Act 1996 and otherwise the Executive hereby consents to the deduction from his salary of any sum owing by the Executive to the Company at any time from his salary or any payment or payments due from the Company to the Executive hereunder or otherwise and the Executive hereby also agrees to make any payment to the Company of any sums owed by the Executive to the Company upon demand by the Company at any time.

4.3 Depending on the Executive's and the Company's quarterly performance a quarterly related bonus payment may be made to the Executive. The Remuneration Committee determines the bonus arrangements of the Executive. Bonus payments are at the absolute discretion of the Company, save that the Company shall act reasonably in its assessment of the Executive's entitlement hereunder, in respect of the period for which the bonus is payable, which shall be the previous quarter or such other period as may be agreed from time to time (the 'Bonus Payment Period'). The amount of any bonus payment awarded will depend on the achievement of quarterly performance targets which the Company will notify to you and will not exceed 40% of the Executive's salary for the Bonus Payment Period. The Executive shall not be entitled to payment of any such bonus if his employment with the Company has terminated howsoever caused or if the Executive has served notice of termination on or before the bonus payment date.

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4.4  The Executive may also be entitled to participate in the Ebooker's
     Executive Share Option Scheme, subject always to the rules of the scheme applicable from time to time (and any replacement schemes provided by the Company), and to the specific terms on which any options may be granted under the rules of the scheme The Remuneration Committee shall in its sole discretion determine the value of any share options granted to the Executive from time to time.


4.5 The Executive will be entitled to participate in a stakeholder pension scheme details of which will be provided on request.

5.   Expenses

     The Company shall reimburse to the Executive on a monthly basis all travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines or regulations issued by the Company in this respect and to the production to the Company of such receipts, vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

6.   Holiday

     In addition to all statutory holidays the Executive is entitled to 25 days' paid holiday in every calendar year to be taken at such time or times as are approved in advance by the Board. The Executive may not take more than 10 working days holiday consecutively without the prior permission of the Board. Holidays may not be carried forward from one holiday year to the next without the Board's prior approval. The Executive will not receive any payment for any accrued but unused holiday entitlement. The Company's holiday year runs from 1 January to 31 December. The Executive agrees that the provisions of the Regulations is (1) to (4) inclusive of the Working Time Regulations 1998 (dates on which leave is taken) do not apply to the employment.

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     For the year during which his appointment commences or terminates, the
     Executive is entitled to 2 working days' holiday for each calendar month completed in the employment of the Company for that year. On the termination of his appointment the Executive shall be entitled to pay in lieu of outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for payment and/or repayment under this clause shall be 1/253 of his annual basic salary for each day. The Company may also at its absolute discretion require the Executive to take any outstanding holiday entitlement during any period of notice.

7.   Intellectual Property

7.1 If at any time during the continuance of this agreement the Executive (whether alone or with any other person) in the course of his duties under this agreement makes or discovers, or participates in the making or discovery of any invention, development, discovery, improvement or process, The Executive shall treat all information relating thereto as confidential to the Company and/or the Group and shall promptly disclose to the chairman of the Company full details, including drawings and models (if any) of such invention, development, discovery, improvement or process. The property, including all intellectual property rights in such invention, development, discovery, improvement or process shall vest in the Company absolutely and the provisions of Clause 8.5 shall apply.

7.2 If at any time during the continuance of this agreement the Executive (whether alone or with any other person) in the course of his duties under this agreement, creates any design or copyright work, whether or not capable of registration, the Executive shall treat such design or copyright work and all information relating thereto as confidential to the Company and or the Group and shall promptly disclose to the chairman of the Company full details, including drawings or models (if any) of such design or copyright work. The property including all intellectual property rights in such design or copyright work shall vest in the Company absolutely and the provisions of Clauses 8.3 and 8.5 shall apply.

7.3 In consideration of the Company entering into this agreement, the Executive hereby assigns to the Company (including, to the extent necessary, by way of future assignment) all copyright and other intellectual property rights for their full terms throughout the world in designs and copyright works, whether or not capable of registration, which have been or will be created by the Executive wholly outside his normally working hours and wholly unconnected with his appointment) during the period of this agreement.

7.4 The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by virtue of the Copyright Designs and Patents Act 1988 for any design or copyright work in which copyright is vested in the Company.

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7.5  Notwithstanding any prior termination of this agreement, at the request and expense of the Company the Executive shall:

     7.5.1 do all things necessary or desirable to enable the Company or its nominee to confirm absolute title to and ownership of and to obtain the benefit of the invention, development, discovery, improvement, process, design or copyright work (as the case may be) and to secure patent or other appropriate forms of protection for it throughout the world;

     7.5.2 provide to the Company all such assistance as the Company may require in relation to the resolution of any questions concerning patent, copyright or other intellectual property proprietary rights assigned by virtue of this Clause 8;


     and decisions as to the procuring of a patent or other appropriate protection and exploitation shall be in the sole discretion of the Company.

7.6 The Executive irrevocably appoints the Company to be his attorney in his name on his behalf to execute, sign and do all such deeds, instruments or things and generally to use the Executive's name for the purpose of giving to the Company or its nominee the full benefit of the provisions of Clause
     8.2 and a certificate in writing signed by any Executive or the Secretary of the Company that any instruments or act fails within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

8.   Interests of Executive

8.1 The Executive shall not (except as a representative or nominee of the Company or any Group Company or otherwise with the prior unanimous consent in writing of all the members of the Board (which consent can be withdrawn at anytime) be directly or indirectly engaged concerned or interested in any other business of whatsoever nature provided that the Executive may hold (directly or through nominees) up to one per cent of the issued investments of any class of anyone company whose shares are listed or quoted on a recognised investment exchange (within the meaning of the Financial Services Act 1986) or in respect of which dealing takes place in the Unlisted Securities Market and/or the Alternative Investment Market.

8.2 The Executive shall not (either within or outside his normal hours of work) engage in or become involved with any public or private work or organisation including (without limitation) any charity local government council political party or club without the prior written consent of the Board (which can be withdrawn at any time).

8.3 The Executive will (and will use reasonable endeavours to procure that his spouse and dependent children) comply with all rules of law, including Part V of the Criminal Justice Act 1993 and the Model Code as set out in the Appendix to Chapter 16 of the Listing Rules as amended from time to time and any rules or policies applicable to the Company from time to time in relation to the holding or trading of securities.

8.4 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there would be, a conflict of interest between the Company and the Executive or his partner or other immediate relative and he agrees to disclose fully to the Company any such circumstances which arise during his employment with the Company as soon as he shall become aware of the same.

8.5 The Executive shall not without the prior approval of the Board enter into any contract or arrangement on behalf of the Company or any Group Company where the consideration for the provision of any goods or services is anything other than monetary consideration.

9.   Share Dealings

     The Executive shall comply where relevant with every rule of law, every regulation of the International Stock Exchange of the United Kingdom and the Republic of Ireland or other market on which he deals and every regulation of the Company in force in relation to dealings in shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company.

10.  Confidentiality

10.1 The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the Company's business and the business of other Group Companies and information about the Company's and any Group Companies' suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which is if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this Clause 10.

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10.2 Without prejudice to Clause 10.3 or 10.4 and subject to Clause 10.3 the
     Executive will not during the period of his employment with the Company or any Group Company:

     10.2.1 sell or seek to sell to anyone information acquired by him in the course of his employment with the Company or any Group Company;

     10.2.2 obtain or seek to obtain any financial advantage (direct or indirect) from disclosure of such information;

     10.2.3 make any notes or memoranda relating to any matter within the scope of the Company's or any Group Company's business dealings or affairs otherwise than for the benefit of the Company or Group Company.

10.3 The Executive will not either during his employment or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation except to those officials of the Company or of any Group Company whose province it is to know the same any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

10.4 The restrictions contained in this Clause do not apply to:

     10.4.1 any disclosure authorised by the Board or required by the order of a court or otherwise required by law;

     10.4.2 any information which the Executive can demonstrate was known to him prior to the commencement of his employment by the Company or which is in public domain otherwise than as a result of a breach by him of this Clause;

10.5 The provisions of this Clause 10 are without prejudice to the duties and obligations of the Executive to be implied into this agreement at common law.

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11.  Medical Examination

     The Executive shall if required at the expense of the Company submit to a medical examination by a registered medical practitioner nominated by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the results of the examination and the matters which arise from it so that the Company's medical adviser can notify the Company of any matters he considers might impair the Executive from properly discharging his duties.

12.  Incapacity

12.1 If the Executive shall be prevented by illness accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Board and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner's statement on the eighth day and weekly thereafter. Immediately following his return to work after a period of absence the Executive shall complete a self-certification form available from the Company Secretary.

12.2 Subject to clause 12.3 if the Executive shall be absent from his duties hereunder due to illness accident or other incapacity duly certified in accordance with the provisions of subclause 12.1 hereof he shall be paid his full salary and all benefits hereunder for up to 60 days' absence in any period of 6 months and thereafter such remuneration if any as the Board shall unanimously in its discretion from time to time allow provided that there shall be deducted from or set off against such remuneration any statutory sick pay to which the Executive is entitled under the provisions of the Statutory Sick Pay Act 1994 or any sums payable under the Social Security (Incapacity for Work) Act 1994 or other benefits recoverable by the Executive whether pursuant to an insurance policy maintained by the Company or otherwise and whether or not recovered.

12.3 All sums paid pursuant to this clause 12 shall be deemed to include statutory sick pay and the Executive shall keep the Company informed of the amount of any benefits to which he is entitled (whether or not received) and a deduction equal to such amounts shall be made from any sums payable under clause 12.1.

12.4 If the absence shall be or appear to be occasioned by any act, omission, default or neglect of a third party in respect of which damages are or may be recoverable the Executive shall immediately notify the Board of that fact and of any claim compromise settlement or judgement made or awarded in connection with it and shall give to the Board all particulars the Board may reasonably require and shall if required by the Board refund to the Company that part of any damages recovered relating to loss of earnings for the period of the incapacity as the Board may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by him less any costs borne by the Executive in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to him by way of salary in respect of the period of absence.

12.5 The Executive shall, if the Company so requires, submit to an examination by a medical practitioner nominated by the Company and in the event of a conflict of medical opinions the Company may refer the matter to an independent specialist acting as an expert whose opinion shall be final and binding.

12.6 For statutory sick pay purposes the Executive's qualifying days shall be his normal working days.

13   Termination

13.1 The appointment of the Executive hereunder shall be subject to termination by the Company by summary notice without any compensation or damages if the Executive shall have:

     13.1.1.1 committed any material breach or repeated or continued any material breach of his obligations hereunder; or

     13.1.2   been guilty of gross or persistent misconduct; or

     13.1.3 in the opinion of the Board been guilty of conduct tending to bring himself, the Company or any Group Company into disrepute; or

     13.1.4   prejudiced the interests of the Company or any Group Company; or

     13.1.5 been convicted of any indictable offence (other than a motoring offence which does not result in a custodial sentence); or

     13.1.6 become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

     13.1.7 failed, after warning, in any respect to comply with his obligations under this agreement; or

     13.1.8 become a patient as defined in the Mental Health Act 1983 or shall become of unsound mind; or

     13.1.9   become prohibited by law from being a director; or

     13.1.10 resigned as a director of the Company or any Group Company otherwise than at the request of the Company or any Group Company; or

     13.1.11 been convicted of an offence under the Companies Securities (Insider Dealing) Act 1983 or under any present or future statutory enactment or regulations relating to insider dealings; or

     13.1.12 been disqualified from holding office in the Company or in another company in which the Executive is concerned or interested; or

     13.1.13 committed any act of dishonesty whether relating to the Company or Group Company, any of its or their employees or otherwise; or

     13.1.14 unreasonably refused to agree to the transfer of this agreement by way of novation to a person, firm or company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) to which he is transferred.

13.2 If the Company becomes entitled to terminate the appointment of the Executive hereunder pursuant to clause 13.1 it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive either on full pay.

13.3 In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

13.4 The Company may also terminate this agreement (notwithstanding clause 2.2) whether or not the Executive's entitlement to sick pay has been exhausted with immediate effect by written notice if the Executive does not perform the duties of the employment for 120 days (whether consecutive or not) in any period of 365 days because of sickness, injury or other incapacity. This notice can be given whilst the Executive continues not to perform his duties or on expiry of the 120 day period. In this clause days includes Saturdays, Sundays and public holidays.

13.5 The exercise by the Company of its right of termination under this clause 13 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Executive.

13.6 On the termination of this agreement for whatever reason, the Executive shall, at the request of the Company:

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     13.6.1 resign without claim for compensation for loss of office from all and any offices which he may hold as a Director of the Company and of any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company; and

     13.6.2 deliver up to the Company all credit, charge and expense cards and all books, papers, drawings, designs, documents, records and computer software kept or made by or in the possession or control of the Executive relating to the businesses of the Company and any Group Company and all other property of the Company and any Group Company;

     and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation or delivery.

13.7 It is acknowledged that the Executive may throughout the currency of this agreement be granted rights under the rules from time to time of any profit sharing, share incentive, share option, bonus or phantom option schemes operated by the Company or any Group Company with respect to shares in the Company or any Group Company. If, upon termination, the Executive loses any of the rights or benefits under such scheme (including rights or benefits which the Executive would not have lost had this agreement not been terminated), the Executive shall not be entitled, by way of loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such schemes.

14.  Post Termination Obligations of the Executive

     The provisions of Schedule 1 shall have effect.

15.  Data Protection Act 1998

     15.1 For the purposes of the Data Protection Act 1998 (the "Act") the Executive gives his consent to the holding, processing and disclosure of personal data (including sensitive data within the meaning of the Act) provided by the Executive to the Company for all purposes relating to the performance of this agreement including, but not limited to:

     15.1.1 administering and maintaining personnel records;

     15.1.2 paying and reviewing salary and other remuneration and benefits;

     15.1.3 providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

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     15.1.4 undertaking performance appraisals and reviews; 15.1.5 maintaining sickness and other absence records;

     15.1.6 taking decisions as to the Executive's fitness for work;

     15.1.7 providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

     15.1.8 providing information to future purchasers of the Company or of the business in which the Executive works; and

     15.1.9 transferring information concerning the Executive to a country or territory outside the EEA.

15.2 The Executive acknowledges that during his Employment he will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. The Executive agrees to comply with the terms of the Act in relation to such data and to abide by any Company data protection policy issued from time to time.

16.  General

16.1 No announcement or communication concerning the terms and conditions of this agreement shall be made or authorised by either of the parties to this agreement without the prior written consent of the other party except to the extent that any statement or disclosure may be required by law.

16.2 Each party shall do all such things and perform such acts and execute such documents as may be reasonably required to give effect to this agreement.

16.3 Neither of the parties hereto may assign transfer subcontract or otherwise dispose of its rights or obligations under this agreement in whole or in part without the prior written consent of the other party hereto such consent not to be unreasonably withheld or delayed and no attempted assignment transfer subcontract or other disposal shall relieve the purported assignor transferor subcontractor or disposer of any of its obligations hereunder without the prior written consent of the other party hereto such consent not to be unreasonably withheld or delayed.

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16.4 No provision of this agreement is intended for the benefit of any third parties and the parties hereby agree that the Contracts (Rights of Third Parties) Act 1999 shall not have any application in relation to this agreement or any other benefit conferred upon the Executive, his family or any other third party during his employment.

16.5 This agreement constitutes the entire agreement between the parties in relation to the transactions referred to herein.

16.6 If any provision or provisions of this agreement at any time becomes illegal invalid or unenforceable in any respect, the legality validity and enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired thereby.

16.7 No variation of any of the terms of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto.

16.8 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and nothing in this Agreement shall be deemed to constitute either of the parties the agent of the other and neither of them shall have any authority to bind the other in any way.

16.9 There are no collective agreements with trade unions which directly affect the terms and conditions of the Executive's employment.

16.10 There [is a/is no] contracting-out certificate in force in relation to the Executive's Employment.

16.11 In no event shall any delay failure or omission on the part of either of the parties in enforcing exercising or pursuing any right power privilege claim or remedy which is conferred by this agreement or arises under this agreement or arises from any breach by the other parties to this agreement or any of its obligations hereunder be deemed to be or construed as (i) a waiver thereof or of any other such right power privilege claim or remedy, or (ii) operate so as to bar the enforcement or exercise thereof or of any other such right power privilege claim or remedy in any other instance at any time or times thereafter. The rights and remedies of the parties provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

16.12 This agreement is governed by English Law and the parties submit to the non-exclusive jurisdiction of the English Court.

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17.  Notices

     All notices and other communications hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally during the recipient's normal business hours or by first class pre paid letter (except in the event of a generally prevailing labour dispute or other situation which will delay or impede the service of such a notice by post) or facsimile transmission (during the recipient's normal business hours) and shall be deemed to have been served as if by personal delivery when delivered at the said address in the hands of a person who reasonably appears to be authorised to receive post or messages on behalf of the party to be served if by first class post forty eight (48) hours after posting and if by facsimile transmission (confirmed by letter sent by post) when dispatched.


     As witness of which this agreement is signed for and on behalf of the Company and by the Executive on the before written even date.



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                                   Schedule 1

                             Protection of Goodwill


In this Schedule the following words shall have the following meanings:

the "Business" means all and any trades or other commercial activities of the Company or any Group Company with which the Executive has been involved or concerned to any material extent at any time during the period of 12 months ending on the Termination Date which the Company or Group Company shall carryon with a view to profit or, all and any trades or other commercial activities with which the Company or Group Company shall as at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Information as defined in Clause 1.1 of this agreement;

"directly or indirectly" means the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, executive, investor or otherwise;

"Key Personnel" means any person who is at the Termination Date or was, at any time during the period of 12 months ending on the Termination Date, employed in the Business in an executive, senior sales or senior managerial position and who, by reason of such a position, possesses any Confidential Information as defined in clause 1.1 of this agreement or is likely to be able to solicit the custom of any Relevant Customer or Prospective Customer or induce any Relevant Customer to cease dealing with the Company or any Group Company, were he to accept the employment or engagement in a business which is similar to or in competition with the Business.

"Prospective Customer" means any person, firm or company who has been engaged in negotiations, in which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing Relevant Goods and Services from the Company or any Group Company in the period of three months prior to the Termination Date;

"Relevant Customer" means any person, firm or company who at any time during the 12 months prior to the Termination Date as a customer of the Company or any Group Company, being a person, firm or company with whom or which the Executive regularly dealt or for whom or which the Executive was responsible on behalf of the Company or any Group Company at any time during the said period;

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"Relevant Goods and Services" means all and any products or services of a kind which shall be dealt in, produced, marketed, sold or provided by any Company or Group Company in the ordinary course of the Business at any time during the 12 months immediately preceding the Termination Date;

"Relevant Supplier" means any person, firm or company who at any time during the 12 months immediately preceding the Termination Date was a supplier of any goods or services to the Company or any Group Company in the ordinary course of the Business;

"Restricted Area" means the area constituting the market of the Company or any Group Company for Relevant Goods and Services in the period of 12 months prior to the Termination Date and with which area the Executive was materially concerned at any time during the said period of 12 months;

"Termination Date" means the date on which this agreement shall terminate for whatever reason.

1. The Executive shall not without the prior written consent of the Board within a period of 9 months less the duration of any period of garden leave from the Termination Date directly or indirectly entice away, or endeavour to entice away, from the Company or any Group Company any Key Personnel.

2. The Executive shall not without the prior written consent of the Board whether directly or indirectly at any time within the period of 9 months less the duration of any period of garden leave from the Termination Date:

     2.1 solicit the custom of any Relevant Customer in respect of any Relevant Goods or Services; or

     2.2 interfere or seek to interfere or take steps that may interfere, with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) from any Relevant Supplier.

3. The Executive shall not without the prior written consent of the Board whether directly or indirectly within the Restricted Area at any time within the period of 9 months less the duration of any period of garden leave following the Termination Date engage or be concerned or interested in any business carried on in competition with the Business, provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to one per cent of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of the Financial Services Act 1986 or dealt in the Unlisted Securities Market and/or the Alternative Investment Market.

4. The Executive acknowledges (having taken appropriate legal advice) that the provisions of this Schedule are fair and reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies and shall constitute separate and severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

5. If any of the restrictions or obligations contained in this schedule is held not to be valid as going beyond what is reasonable for the protection of the goodwill and interests of the Company and the Group Companies but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

6. The Executive acknowledges and agrees that upon the termination of this agreement he shall be obliged to draw the provisions of this schedule to the attention of any third party who may at any time either before or after the date of termination of this agreement agree to employ him or agree to retain him as an Executive.

Signatories

Signed by PETER LINEY           /s/__Peter Liney_______


Signed for and on behalf of
TRAVELBAG PLC

Peter Bradshaw                  /s/__Peter Bradshaw____

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